Continuing Strong Cash Flows Drive Increase in ARC Quarterly Cash Dividend

SAN RAMON, CA / ACCESSWIRE / February 16, 2021 / ARC Document Solutions, Inc. (NYSE:ARC) on Tuesday announced that its board of directors declared a quarterly cash dividend of $0.02 per share, increasing its previous dividend amount by 100%. The dividend is payable May 31, 2021 to shareholders of record as of April 30, 2021. The ex-dividend date will be April 29, 2021.

This is the second of four quarterly cash dividends planned for 2021 as previously announced on December 11, 2020.

“Based on the strength and consistency of our cash flows in 2020, we are pleased to announce a significant increase in our quarterly dividend program for 2021, and to reiterate our commitment to returning value to our shareholders,” said Suri Suriyakumar, CEO of ARC.

The Company’s board of directors also extended its previous authorization to purchase up to $15 million of ARC shares. Set to expire on March 31, 2021, the authorization was extended through March 31, 2023. Approximately $10 million remains available for share repurchases in the open market and as other opportunities allow.

About ARC Document Solutions

ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

For more information, contact David Stickney, Investor & Corporate Communications, at 925-949-5100, or via email at david.stickney@e-arc.com